Corcept Therapeutics and Xceleron Sign Agreement for Microdosing Study Using Accelerator Mass Spectrometry

MENLO PARK, CA -- 07/25/2007 -- Corcept Therapeutics (NASDAQ: CORT) and Xceleron today announced an agreement for a human microdosing study of one of Corcept's new chemical entities, a selective GR-II antagonist, utilizing Xceleron's Accelerator Mass Spectrometry (AMS) technology.

In early 2003, Corcept initiated a discovery research program to identify and patent selective GR-II antagonists to develop a pipeline of products for proprietary use. Three distinct series of GR-II antagonists were identified. These compounds appear to be as potent as Corcept's lead product CORLUX® in blocking cortisol but, unlike CORLUX, they do not block the progesterone or other steroid receptors. Corcept will evaluate one of the compounds, one which develops particularly high plasma and brain concentrations in an animal model, in a human microdosing study using Xceleron's AMS technology.

Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept, said, "We look forward to testing the bioavailability of our proprietary specific cortisol receptor antagonists in man. There are many potential clinical uses for cortisol blocking agents, particularly those that do not block the activity of other hormones. Our collaboration with Xceleron, and the use of their highly innovative approach, will save Corcept significant time and cost."

Xceleron will carry out the work using ultra-sensitive AMS. This most sensitive measuring device enables human drug-metabolite profiling to be performed in the early stages of clinical development. This type of analysis allows drug developers to detect and measure ultra-low levels of both known and previously unknown metabolites producing data that isn't available using other analytical techniques. Early human profiling also helps identify the most suitable species for use in long term toxicology and pharmacology studies.

Notes to Editors

About Xceleron

Xceleron is a global leader in analytical strategies for drug development. It is a proven partner to a range of over 100 pharma-biotech businesses, adding value through optimisation of Exploratory Clinical Development programmes.

Xceleron is a successful, fast-growing business, recognised as the leader in its field and rich in intellectual property and know-how. Operating as a drug development centre of excellence the information Xceleron generates enables its partners to exercise informed decisions on new candidate biologics and drugs, faster and more cost-effectively than competing technologies.

Xceleron delivers a range of smart approaches to Exploratory Clinical Studies in Microdosing, Mass Balance, Absolute Bioavailability and Metabolite Profiling. By building its own substantive and innovative R & D programme in association with worldwide drug developers Xceleron continues to deliver new ultra-sensitive analytical services including Accelerator Mass Spectrometry (AMS) molecule analysis, drug-drug interactions, metabolic-markers, protein labelling, standards and clinical data interpretation.

More information can be obtained on www.xceleron.com

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of psychotic depression. The drug is administered orally once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in psychotic depression.

In June 2007, Corcept announced positive results from its proof of concept study evaluating the ability of CORLUX to mitigate weight gain associated with the administration of olanzapine, a commonly used antipsychotic medication. The Company is in the process of fully evaluating all of the data from that study and considering its next steps. Earlier this month the Company announced that it received Orphan Drug Designation from the Food and Drug Administration for CORLUX for the treatment of endogenous Cushing's Syndrome. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development programs, and its spending plans. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that the investigations for future clinical trials will be completed, or that Corcept will pursue further activities with respect to clinical development of CORLUX. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

For further information:

Corcept Therapeutics
www.corcept.com

Joseph K. Belanoff, M.D.
Chief Executive Officer
Tel.: + 1 650-327-3270
E: IR@corcept.com

Xceleron Inc.
www.xceleron.com

Prof. Colin Garner
Chief Executive Officer
Tel: + 44 (0) 1904 561561

Scott Tarrant
Vice President, Business Development for North America
Tel.: +1 240 361 1900

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